                                 $220,000,000

                              FACILITY AGREEMENT

                                  dated as of

                                August 13, 1998

                                    between

                                   Dey, Inc.

                                  as Borrower

                                      and

                                  Merck KGaA

                                   as Lender

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE 1  DEFINITIONS......................................................  1
         SECTION 1.1   Definitions..........................................  1
         SECTION 1.2   Accounting Terms and Determinations..................  7

ARTICLE 2  THE FACILITY.....................................................  7
         SECTION 2.1   Commitment to Lend...................................  7
         SECTION 2.2   Notice of Borrowing..................................  7
         SECTION 2.3   Funding of Loans.....................................  7
         SECTION 2.4   Notes................................................  8
         SECTION 2.5   Maturity of Loans....................................  8
         SECTION 2.6   Interest on the Loans................................  8
         SECTION 2.7   Fees................................................. 10
         SECTION 2.8   Optional Termination or Reduction of Commitment...... 10
         SECTION 2.9   Mandatory Termination of Commitment.................. 10
         SECTION 2.10  Optional Prepayments................................. 10
         SECTION 2.11  General Provisions as to Payments.................... 10
         SECTION 2.12  Funding Losses....................................... 11
         SECTION 2.13  Computation of Interest.............................. 11

ARTICLE 3  CONDITIONS....................................................... 12
         SECTION 3.1   Closing.............................................. 12
         SECTION 3.2   Borrowings........................................... 13

ARTICLE 4  REPRESENTATIONS AND WARRANTIES................................... 13
         SECTION 4.1   Corporate Existence and Power........................ 13
         SECTION 4.2   Corporate and Governmental Authorization;
                         No Contravention................................... 13
         SECTION 4.3   Binding Effect....................................... 13
         SECTION 4.4   Litigation........................................... 14
         SECTION 4.5   Regulatory Restrictions on Borrowing................. 14
         SECTION 4.6   Financial Condition; No Material Adverse Change...... 14
         SECTION 4.7   No Default........................................... 14
         SECTION 4.8   Compliance with Laws and Agreements.................. 14
         SECTION 4.9   Taxes................................................ 14
         SECTION 4.10  ERISA................................................ 15
         SECTION 4.11  Full Disclosure...................................... 15

ARTICLE 5  COVENANTS........................................................ 15
         SECTION 5.1   Information.......................................... 15
         SECTION 5.2   GAAP................................................. 16
         SECTION 5.3   Compliance with Laws................................. 16
         SECTION 5.4   Books and Records.................................... 16
         SECTION 5.5   Negative Pledge...................................... 16
         SECTION 5.6   Ranking of Loans..................................... 18
         SECTION 5.7   Provision of Notice.................................. 18

                                      (i)


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         SECTION 5.8   Existence of the Borrower............................ 19
         SECTION 5.9   Further Assurances................................... 19

ARTICLE 6  DEFAULT.......................................................... 19
         SECTION 6.1   Events of Default.................................... 19
         SECTION 6.2   Notice of Default.................................... 21

ARTICLE 7  CHANGE IN CIRCUMSTANCES.......................................... 22
         SECTION 7.1   Illegality........................................... 22
         SECTION 7.2   Increased Cost and Reduced Return.................... 22
         SECTION 7.3   Taxes................................................ 23

ARTICLE 8  MISCELLANEOUS.................................................... 24
         SECTION 8.1   Notices.............................................. 24
         SECTION 8.2   Exercise of Rights................................... 25
         SECTION 8.3   Expenses............................................. 25
         SECTION 8.4   Right of Setoff...................................... 25
         SECTION 8.5   Amendments and Waivers............................... 25
         SECTION 8.6   Severability......................................... 25
         SECTION 8.7   Time of the Essence.................................. 25
         SECTION 8.8   Successors and Assigns............................... 26
         SECTION 8.9   Governing Law; Submission to Jurisdiction............ 26
         SECTION 8.10  Counterparts; Integration; Effectiveness............. 27
         SECTION 8.11  WAIVER OF JURY TRIAL................................. 27
         SECTION 8.12  Confidentiality...................................... 27
         SECTION 8.13  Certificates......................................... 28

EXHIBIT A  -  Form of Notice of Borrowing

EXHIBIT B  -  Form of Note

EXHIBIT C  -  Form of Opinion of Coudert Brothers,
              New York counsel to the Borrower

                                     (ii)

         THIS FACILITY AGREEMENT dated as of August 13, 1998 between DEY, INC., a Delaware corporation (the "Borrower") and MERCK KGaA, a
Kommanditgesellschaft auf Aktien organized under the laws of Germany (the "Lender") sets forth the binding agreement of the parties hereto.

         The parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         SECTION 1.1 Definitions. The following terms, as used herein, have the following meanings:

         "Adjusted London Interbank Offered Rate" has the meaning set forth in
Section 2.6(a).

         "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls, with respect to any specified Person, the specified Person (a "Controlling Person") or (ii) any Person which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Asset" means, in respect of any Person, all or any part of its business, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

         "Assignee" has the meaning set forth in Section 8.8(c).

         "Borrower" means Dey, Inc. and its successors.

         "Borrowing" means each advance of all or a portion of a Loan by the Lender to the Borrower pursuant to the terms hereof.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in California and New York are authorized or required by law to close and, for purposes of Section 2.6 and the determinations made pursuant thereto, that is a day on which banks are open for dealings in Dollar deposits in the London Interbank Market.

         "Closing Date" means the date on or after the Effective Date on which the Lender shall have received (or waived in writing the receipt of any of) the documents specified in or pursuant to Section 3.1.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

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         "Commitment" means (i) with respect to the Lender, the obligation of the Lender to make Loans to the Borrower in an aggregate principal amount up to $220,000,000 or (ii) with respect to any Assignee, the amount of the Lender's Commitment assigned to such Assignee pursuant to Section 8.8, in each case as such amount may be reduced from time to time pursuant to Section 2.10.

         "Commitment Fee" has the meaning set forth in Section 2.7(a).

         "Consolidated Controlled Person" means at any date any Controlled Person or other entity the accounts of which would be consolidated with those of its Parent in its Parent's consolidated financial statements if such statements were prepared as of such date in accordance with applicable generally accepted accounting principles.

         "Controlled Person" means a Person which, directly or indirectly, is subject to the power of another Person to direct or cause the direction of the management or policies of such first-mentioned Person, whether by ownership, contract or otherwise; unless otherwise specified, "Controlled Person" means a Controlled Person of the Borrower.

         "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (vi) all Debt secured by a Lien on any Asset of such Person, whether or not such Debt is otherwise an obligation of such Person.

         "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured to the satisfaction of the Lender or waived in writing by the Lender, become an Event of Default.

         "Dey Group" means the Borrower and its Consolidated Controlled Persons.

         "Dollars" or "$" mean the lawful currency of the United States of America.

         "Effective Date" means the date this Agreement becomes effective in accordance with Section 8.10.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the

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Code or, solely for purposes of Section 302 of ERISA and Section 412 of the
Code, is treated as a single employer under Section 414 of the Code.

         "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "Establishment Fee" has the meaning set forth in Section 2.7(b).

         "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.6(a).

         "Event of Default" has the meaning set forth in Section 6.1.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "Governmental Authority" means the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Interest Period" means with respect to each Loan, the period commencing on the date of Borrowing specified in the applicable Notice of Borrowing and ending one, two or three months thereafter, as the Borrower may elect in the applicable notice or for such other period as may be agreed between the Borrower and the Lender; provided that:

                  (a) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (c) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                  (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

                  (c) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

         "Lending Office" means, as to the Lender, its office located at its address set forth herein or such other office as the Lender may hereafter designate as its Lending Office by notice to the Borrower.

         "Lien" means, with respect to any Asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such Asset. For the purposes of this Agreement, the Borrower or any Controlled Person shall be deemed to own subject to a Lien any Asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Asset.

         "Loan" means (i) each advance by the Lender of all or a portion of its Commitment to the Borrower pursuant to the terms hereof or (ii) an overdue amount which was a Loan immediately before it became overdue.

         "London Banking Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

         "London Interbank Offered Rate" has the meaning set forth in Section 2.6(a).

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (a) the ability of such Person to perform any of its obligations hereunder, or (b) the business, assets, operations or condition, financial or otherwise, of such Person and its Controlled Persons taken as a whole; unless otherwise specified, "Material Adverse Effect" means a Material Adverse Effect with respect to the Borrower.

         "Material Debt" means Debt (other than Indebtedness hereunder and other than Non-Recourse Indebtedness) of the Borrower and/or one or more of its Controlled Persons, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $10,000,000.

         "Material Controlled Person" means any Controlled Person which meets any of the following conditions: (i) the Parent's or its other Controlled Persons' investments in and advances to such Controlled Person exceed 10% of the total assets of the Parent and its Controlled Persons consolidated as of the end of the most recently completed fiscal year of the Parent, or (ii) the Parent's and its other Controlled Persons' proportionate share of the total assets (after intercompany eliminations) of the Controlled Person exceeds 10% of the total assets of the Parent and its Controlled Persons consolidated as of the end of the most recently completed fiscal year of the Parent or (iii) the Parent's and its other Controlled Persons' equity interest in the income from continued operations before income taxes, extraordinary items and any cumulative effect for a change in accounting principles of the Controlled Person exceeds 10% of such income of the Parent and its Controlled Persons consolidated for the most recently completed fiscal year of the Parent; unless otherwise specified, "Material Controlled Person" means a Material Controlled Person of the Borrower.

         "Maturity Date" means the date which is 3 years from the Effective Date, or, if such day is not a Business Day, the next preceding Business Day.

         "Non-Recourse Indebtedness" means, in respect of a debtor, any Debt incurred to finance the ownership, acquisition, construction, creation, development and/or operation of an Asset (the "Relevant Asset") in respect of which the Person or Persons to whom such Debt is or may be owed by the debtor have no recourse whatsoever for the repayment of or payment of any sum relating to such Debt other than:

                  (a) recourse to such debtor for amounts limited to the income, cash flow or other Assets deriving solely from the Relevant Asset; and/or

                  (b) recourse to such debtor for the purpose only of enabling amounts to be claimed in respect of such Debt in an enforcement of any encumbrances given by such debtor over the Relevant Asset or the income, cash flow or other Assets deriving solely therefrom to secure such Debt or any recourse referred to in (c) below, provided that (i) the extent of such recourse to such debtor is limited solely to the amount of any recoveries made on any such enforcement; and (ii) (other than in circumstances where the only Assets of the debtor (a "Relevant Debtor") is the Relevant Asset and/or the income, cash flow or other Assets deriving solely therefrom) such Person or Persons are not entitled, by virtue of any right or claim arising out of or in connection with such Debt, to commence proceedings for the winding up or dissolution of the debtor or to appoint or procure the appointment of any receiver, trustee or similar Person or officer in respect of the debtor or any of its Assets (save for the Assets the subject of such encumbrance); and/or

                  (c) recourse to such debtor generally where the debtor is a Relevant Debtor; and/or

                  (d) recourse to another Person (a "Third Party Security Provider") (whether or not a member of the Dey Group) who has given security to the Person or Persons to whom such Debt is or may be owed by such debtor to assure the payment or repayment of that Debt and the Assets secured by that security consist solely of (i) shares or other equity securities issued by the Relevant Debtor and/or (ii) Debt owed by the debtor to that Third Party Security Provider in connection with the provision of loans, Guarantees or other financial accommodation by that Third Party Security Provider, to, or for the benefit of, the debtor, and the recourse to the Third Party Security Provider does not exceed that which would be permitted under paragraphs (a) and (b) above were the debtor referred to in those paragraphs the Third Party Security Provider.

         "Notes" means each promissory note of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Loan.

         "Notice of Borrowing" is defined in Section 2.2.

         "Parent" means, with respect to any specified Person, any Controlling Person with respect to such specified Person.

         "Participant" has the meaning set forth in Section 8.8(b).

         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Revolving Credit Period" means the period from and including the Closing Date to but not including the Maturity Date.

         "Subordinated Debt" means the aggregate of all Debt of the Borrower to any Person which is subordinated to other Debt.

         "Swap Contract" means any agreement or arrangement designed to provide protection against fluctuations in interest or currency exchange rates or commodity prices.

         "Taxes" and "Other Taxes" have the meanings set forth in Section 7.3; unless otherwise specified, "Taxes" and "Other Taxes" mean Taxes and Other Taxes of the Borrower.

         "United States" means the United States of America, including its states and the District of Columbia, and its territories and possessions.

         "Utilization Margin" means one percent (1%) per annum.

         SECTION 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with applicable generally accepted accounting principles as in effect from time to time, applied on a consistent basis (except for changes concurred in by the Borrower's independent public accountants); provided that, if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in
Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Lender notifies the Borrower that it wishes to amend Article 5 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender.


                                   ARTICLE 2

                                 THE FACILITY

         SECTION 2.1 Commitment to Lend; Facility Purpose. (a) During the Revolving Credit Period, the Lender agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower, in one or more Borrowings, pursuant to this Section from time to time in amounts such that the aggregate principal amount of the Loans at any one time outstanding shall not exceed the amount of the Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitment). Within the foregoing limits, the Borrower may borrow under this Section, prepay Loans to the extent permitted by Section
2.10 and reborrow Loans at any time during the Revolving Credit Period.

         (b) The proceeds of the Loans shall be applied by the Borrower for the development and expansion of the business of the Dey Group, to meet current obligations and for the Borrower's general working capital purposes.

         SECTION 2.2 Notice of Borrowing. For each Borrowing hereunder, the Borrower shall give the Lender a Notice of Borrowing substantially in the form of Exhibit A hereto and setting forth the information specified therein not later than 11:00 A.M. (Darmstadt, Germany time) on the third Business Day before each such Borrowing.

         SECTION 2.3 Funding of Loans. (a) Upon receipt of a Notice of Borrowing, such Notice of Borrowing shall not thereafter be revocable by the Borrower.

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

         (b) Not later than 10:00 A.M. (New York time) on the date of each Borrowing, the Lender shall make available the Borrowing, in Federal or other funds immediately available in New York, N.Y. in accordance with the instructions set forth in the Notice of Borrowing for such Borrowing.

         SECTION 2.4 Notes. The Lender may request that Loans made by it be evidenced by a Note, which shall be substantially in the form of Exhibit B. In such event, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 8.8) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

         SECTION 2.5 Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

         SECTION 2.6 Interest on the Loans. (a) Each Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Utilization Margin plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof.

         The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the nearest 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

         The "London Interbank Offered Rate" applicable to any Interest Period means:

                  (i) the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the offered quotations (expressed as a rate per annum) for Dollar deposits for the relevant Interest Period as at 11:00 A.M., London time, on the day two London Banking Days prior to the first day of such Interest Period as set forth on the Reuters information display page entitled "LIBO" (or such other page as may replace the LIBO page on that system for the purpose of displaying London interbank offered rates) (the "Reuters Screen") available to subscribers of the Reuters electronic display terminal, provided that two or more such offered quotations are available on the Reuters Screen; or

                  (ii) if fewer than two such offered quotations are available on the Reuters Screen, or if the Reuters Screen is unavailable, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the respective rates notified to the Lender by at least three money center banks in the London interbank market as the rate at which it is offered Dollar deposits and in an amount equal or comparable to the Loan and for the Interest Period at or about 11:00 A.M., London time, on the day two London Banking Days prior to the first day of such Interest Period.

         The "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Lender to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                  (b) Any overdue principal of or interest or any other amount on any Loans or any other amount payable by the Borrower under this Agreement which is not paid when due shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Utilization Margin for such day plus the quotient obtained (rounded upward, if necessary, to the nearest 1/100th of 1%) by dividing (x) the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the offered quotations (expressed as a rate per annum) at which one day (or, if such amount remains unpaid for more than three Business Days, then for such other period of time not longer than three months as the Lender may select) deposits in Dollars are quoted, as set forth as at 11:00 A.M. on the date such rate is to be determined by the Lender as set forth on the Reuters Screen, provided that two or more quotations are available on the Reuters Screen, or if fewer than two such offered quotations are available on the Reuters Screen, or if the Reuters Screen is unavailable, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the respective rates notified to the Lender by at least three money center banks in the London interbank market as the rate at which it is offered dollar deposits and in an amount equal or comparable to such Loans at or about 11:00 A.M., London time, on the day such rate is determined by the Lender by (y)
1.00 minus the Euro-Dollar Reserve Percentage and (ii) the sum of 2% plus the Utilization Margin plus the Adjusted London Interbank Offered Rate applicable to such Loans at the date such payment was due. Interest accruing under this
Section 2.6(b) shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable from time to time upon demand of the Lender or the Lender entitled thereto.

                  (c) The Lender shall determine each interest rate applicable to the Loans hereunder. The interest rate applicable in respect of an Interest Period shall be determined on or about 11:00 A.M. (London time) two London Banking Days prior to the first day of such Interest Period; provided, however, that, with respect to any determination of interest due on any overdue amount for which payment is past due for three Business Days or less, as provided in section 2.6(b) the interest rate shall be determined on each day that such amount remains past due.

         SECTION 2.7 Fees. (a) The Borrower agrees to pay to the Lender a commitment fee (the "Commitment Fee"), which shall accrue at the rate of eight one-hundredths of one percent (0.08%) per annum on the daily amount of the unused Commitment of the Lender during the period from and including the Effective Date, to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. The Commitment Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (b) The Borrower agrees to pay to the Lender an establishment fee ("Establishment Fee") of $100,000 on the Effective Date.

                  (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

         SECTION 2.8 Optional Termination or Reduction of Commitment. During the Revolving Credit Period, the Borrower may, upon at least thirty days' notice to the Lender, (i) terminate the Commitment at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time, by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitment in excess of the aggregate outstanding principal amount of the Loans.

         SECTION 2.9 Mandatory Termination of Commitment. The Commitment shall terminate on the Maturity Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

         SECTION 2.10 Optional Prepayments. (a) The Borrower may upon at least thirty days' notice to the Lender, prepay any Loans on the last day of any Interest Period applicable thereto, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

                  (b) Upon receipt of a notice of prepayment pursuant to this Section such notice shall not thereafter be revocable by the Borrower and the amount of principal to be prepaid as specified in such notice shall become due and payable on the date specified for such prepayment.

         SECTION 2.11 General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York time) on the date when due, in Federal or other funds immediately available in New York, N.Y., to the account of the Lender most recently designated by it for such purpose by notice to the Borrower. Whenever any payment of principal of, or interest on, the Loans or of fees or other amounts shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such

Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended, by operation of law or otherwise, interest thereon shall be payable for such extended time.

                  (b) The Borrower shall make all payments of principal, interest, fees and any other amount due to the Lender under this Agreement in Dollars in immediately available funds on the date such amounts are due.

                  (c) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than Dollars shall not novate, discharge or satisfy the obligation of the Borrower to pay in Dollars all amounts payable under this Agreement except to the extent the Lender actually receives Dollars in its account in Darmstadt, Germany.

                  (d) If a currency other than Dollars is tendered or paid (or recovered under any judgment) and the amount the Lender receives in Darmstadt, Germany, acting in a commercially reasonable manner in purchasing Dollars with the amount of the other currency actually received at a rate of exchange that includes any premiums and costs of exchange payable in connection with such purchase, falls short of the full amount of Dollars owed to the Lender, then the Borrower shall continue to owe the Lender the amount of shortfall (regardless of any judgment for any other amounts due under this Agreement). To the extent permitted by applicable law, this indemnity constitutes a separate and independent obligation from the other obligations in this Agreement, will be enforceable as a separate and independent cause of action, will apply notwithstanding any indulgence granted by the Lender and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

         SECTION 2.12 Funding Losses. If the Borrower makes any payment of principal with respect to any Loan on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay or continue any Loans after notice has been given to the Lender in accordance with Section 2.3(a) or 2.10(b), the Borrower shall reimburse the Lender within 15 days after demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties but excluding loss of margin for the period after any such payment or failure to borrow, prepay or continue, provided that the Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, setting forth the calculation thereof in reasonable detail, which certificate shall be conclusive in the absence of manifest error.

         SECTION 2.13 Computation of Interest. Interest hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

                                   ARTICLE 3

                                  CONDITIONS

         SECTION 3.1 Closing. The closing hereunder shall occur on or after the Effective Date and upon receipt by the Lender of the following documents, each dated the Closing Date unless otherwise indicated:

                  (a) a duly executed Note for the account of the Lender dated on or before the Closing Date complying with the provisions of
         Section 2.4;

                  (b) an opinion of Coudert Brothers, New York counsel for the Borrower, substantially in the form of Exhibit C hereto;

                  (c) a certificate of the Secretary or Assistant Secretary of the Borrower certifying (i) that attached thereto is a true and complete copy of the certificate of incorporation and by-laws of the Borrower, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (ii) below, (ii) that attached thereto is a true and complete copy of an extract from the minutes of the Board of Directors of the Borrower containing resolutions duly adopted by the Board of Directors of such company authorizing the execution, delivery and performance of this Agreement and the Borrowings hereunder, and any related documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) where applicable, that attached thereto is a true and complete copy of such other authorizations necessary to enable the Borrower to execute, deliver and perform its obligations under this Agreement and the Borrowings hereunder, (iv) that attached thereto is a long-form certificate of good standing with respect to the Borrower issued by the Secretary of State of Delaware and dated not more than three Business Days prior to the Closing Date and (v) as to the incumbency and specimen signature of each officer or attorney executing this Agreement, the Notes and the other documents delivered in connection herewith;

                  (d) evidence satisfactory to the Lender of the payment by the Borrower of all fees payable to the Lender hereunder on or before the Closing Date;

                  (e) a counterpart of this Agreement executed on behalf of each party hereto or written evidence satisfactory to the Lender that such party has executed a counterpart of this Agreement; and

                  (f) such other documents or information reasonably required by the Lender and specified to the Borrower with reasonable notice prior to the Closing Date.

The Lender shall promptly notify the Borrower of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

         SECTION 3.2 Borrowings. The obligation of the Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

                  (a) receipt by the Lender of a Notice of Borrowing as required by Section 2.2;

                  (b) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitment;

                  (c) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

                  (d) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Borrowing.

         Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to (i) the facts specified in clause (b) of this Section, (ii) the facts specified in clause
(c) of this Section, in respect of itself, and (iii) the facts specified in clause (d) of this Section.

                                   ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants with respect to itself to and for the Lender that:

         SECTION 4.1 Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         SECTION 4.2 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Borrowings and the Notes are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official of competent jurisdiction and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower, or of any agreement, judgment, injunction, order, decree or (to an extent or in a manner which has had or would be likely to have a Material Adverse Effect on the Borrower) other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any of its assets.

         SECTION 4.3 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this

Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject in each case to limitations arising by reason of the application of equitable principles and laws regarding bankruptcy, insolvency, moratorium, receivership and the enforcement of creditors' rights generally.

         SECTION 4.4 Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened before any court or arbitrator or any governmental body, agency or official against the Borrower or any of its Controlled Persons which, if adversely determined, would be likely to have a Material Adverse Effect on the Borrower.

         SECTION 4.5 Regulatory Restrictions on Borrowing. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 4.6 Financial Condition; No Material Adverse Change.

         (a) The Borrower has heretofore furnished to the Lender its balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 1997 , reported on by KPMG Peat Marwick LLP, independent public accountants (the "Audited Financial Statements"). The Audited Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Controlled Persons as of such dates and for such periods in accordance with GAAP.

         (b) Since the date of the Audited Financial Statements, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Controlled Persons, taken as a whole.

         SECTION 4.7 No Default. No Default has occurred and is continuing or would result from the execution of this Agreement, the Notes or the performance of the transactions contemplated hereby and thereby.

         SECTION 4.8 Compliance with Laws and Agreements. Each of the Borrower and its Controlled Persons is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 4.9 Taxes. Each of the Borrower and its Controlled Persons has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such

Controlled Person, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

         SECTION 4.11 Full Disclosure. All written information heretofore furnished by the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby does not at the time given, and all such information hereafter furnished by the Borrower to the Lender will not at the time given, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading in all material respects.


                                   ARTICLE 5

                                   COVENANTS

         The Borrower agrees for itself that, so long as the Lender has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

         SECTION 5.1 Information. The Borrower will deliver to the Lender:

                  (a) as soon as available after the end of each of its fiscal years (beginning with the fiscal year ending December 31, 1998), audited consolidated balance sheets or accounts, respectively, of it and its Consolidated Controlled Persons as of the end of such fiscal year and its related consolidated statement of earnings and cash flows for such fiscal year;

                  (b) as soon as available after the end of each of the first six months of its fiscal years (beginning with the fiscal year ending December 31, 1998), unaudited consolidated financial statements of it and its Consolidated Controlled Persons for such six month period and for the portion of its fiscal year ending at the end of such six month period; and

                  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of any of the chief financial officer, the chief accounting officer or the treasurer of the Borrower (i) stating that a review of the activities of the Borrower and its Controlled Persons during the period covered by such financial statements has been made under his supervision to determine whether the Borrower has fulfilled all of its obligations under this Agreement, and (ii) stating, to the best of his knowledge, whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

         SECTION 5.2 GAAP. The Borrower will ensure that all financial statements to be delivered by it in accordance with Section 5.1 of this Agreement are prepared in conformity with, and include such financial information as are required by, GAAP.

         SECTION 5.3 Compliance with Laws. The Borrower will comply, and cause each of its Controlled Persons to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, or where non-compliance does not have a Material Adverse Effect.

         SECTION 5.4 Books and Records. The Borrower will keep, and will cause each of its Controlled Persons to keep, proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities.

         SECTION 5.5 Negative Pledge. The Borrower will not, and the Borrower will ensure that each other member of the Dey Group will not, create or have outstanding any Lien on or over their respective Assets, except for:

                  (a) a Lien over (i) an Asset of a Person which becomes a member of the Dey Group after the date of this Agreement, being a Lien which is in existence at the time the Person becomes a member of the Dey Group (and which was not created in contemplation of that Person becoming a member of the Dey Group), or (ii) an Asset acquired by a member of the Dey Group after the date of this Agreement, being a Lien which is in existence at the time the Asset is acquired (and which was not created in contemplation of the Asset being acquired);

                  (b) a Lien granted by a member of the Dey Group in replacement of an existing Lien granted by a member of the Dey Group so long as the existing Lien was granted in compliance with this Agreement and so long as the replacement Lien is limited to substantially the same assets as the existing Lien that it is replacing;

                  (c) a Lien over an Asset of a member of the Dey Group which
         (i) is created by operation of law and which arises in the ordinary course of business where there is no default with respect to the obligations secured by the Lien, including without limitation (A) a Lien in favor of any governmental agency of competent jurisdiction for unpaid Taxes or Other Taxes; (B) a possessory lien for the unpaid balance of moneys owing in the ordinary course of business for work, repairs, warehousing, storage, delivery or other services; (ii) arises in respect of a judgment where the judgment is being, or will within a reasonable time after the judgment be, appealed or otherwise contested in good faith or paid in full; (iii) consists of easement, right of way, encroachment, reservation, restriction or condition on any real property interest where such a Lien does not materially interfere with or impair the operation or use of the property affected; or (iv) consists of minor defects or irregularities in the title to any real property interest which does not materially interfere with or impair the operation or use of such property;

                  (d) a Lien (i) which arises in respect of an Asset acquired by a member of the Dey Group in the ordinary course of business in favor of the seller by operation of law or by virtue of the retention or reservation of title over, that Asset in favor of the seller until payment of the purchase price for that Asset; or (ii) given over an Asset acquired by a member of the Dey Group in the ordinary course of business for a period not exceeding 180 days to secure the purchase price of, or financial accommodation obtained for, the purchase of that Asset;

                  (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (f) Liens on the property of a member of the Dey Group securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety, and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

                  (g) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System, and (ii) such deposit account is not intended by the Borrower or any Controlled Person to provide collateral to the depository institution;

                  (h) Liens consisting of pledges of cash collateral or government securities to secure obligations under Swap Contracts entered into in the ordinary course of business as bona fide hedging transactions, provided that (i) the counterparty to such Swap Contract is under a similar requirement to deliver similar collateral from time to time to the Borrower or the Controlled Person party thereto, and (ii) the aggregate value of such collateral so pledged by the Borrower and the Controlled Persons together in favor of any counterparty does not at any time exceed $10,000,000;

                  (i) a Lien over an Asset of a member of the Dey Group which is subject to a sale and leaseback, hire purchase or other similar transaction to secure the obligations of a member of the Dey Group under that transaction;

                  (j) a Lien created over an Asset of a member of the Dey Group which secured all or part of the acquisition cost or development cost, or both, of that Asset;

                  (k) a Lien created over an Asset of a member of the Dey Group to secure the obligations of a member of the Dey Group under a securities lending arrangement or other similar arrangement where the Lien is discharged within 90 days of its creation;

                  (l) a Lien created by one member of the Dey Group in favor of another member of the Dey Group;

                  (m) any arrangement involving the deposit of documents of title in relation to an Asset of a member of the Dey Group or any other Lien created over an Asset of a member of the Dey Group which secured the obligation of a member of the Dey Group under the sale or deferred sale of that Asset, or any put or call option over the Asset;

                  (n) any Lien over an Asset where the Debt secured thereby is Non-Recourse Indebtedness incurred solely in relation to the Assets that are the subject of the Lien;

                  (o) Liens arising under any provision in a Guarantee requiring the guarantor to hold sums received from the primary obligor in trust for the beneficiary of that Guarantee; and

                  (p) any other Lien created or outstanding with the prior consent of the Lender.

         SECTION 5.6 Ranking of Loans. The obligations of the Borrower hereunder and under the Notes will rank pari passu in priority of payment with all other unsecured Debt (other than Subordinated Debt) of the Borrower.

         SECTION 5.7 Provision of Notice. If one of the following events shall have occurred and be continuing:

                  (a) any Event of Default;

                  (b) any action, suit or proceeding is commenced against the Borrower or any other member of the Dey Group before any court or arbitrator or any governmental body, agency or official of competent jurisdiction, which, if adversely determined, has or would be likely to have a Material Adverse Effect on the Borrower;

                  (c) any of the representations or warranties made by the Borrower in this Agreement shall prove to have been incorrect in any material respect when made;

                  (d) a change occurs in the business or condition (financial or otherwise) of any member of the Dey Group has or is likely to have a Material Adverse Effect on any member of the Dey Group; or

                  (e) a change occurs in the authorized signatories of the Borrower in respect of this Agreement;

then, within 10 Business Days of the Borrower's obtaining knowledge of any such event, if such event is then continuing, the Borrower shall deliver a notice to the Lender setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

         SECTION 5.8 Existence of the Borrower. The Borrower shall not consolidate or amalgamate with, or merge with or into, or transfer all or substantially all its assets to, another Person unless, at the time of such consolidation, amalgamation, merger or transfer and immediately thereafter:

         (a) the resulting, surviving or transferee Person assumes all the obligations of the Borrower under this Agreement by operation of law or pursuant to an agreement reasonably satisfactory to the Lender; and

         (b) no Default shall have occurred and be continuing.

         SECTION 5.9 Further Assurances. The Borrower shall from time to time do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by the Lender to establish, maintain and protect the rights and remedies of the Lender hereunder and to carry out and effect the intent and purposes of this Agreement.


                                   ARTICLE 6

                                    DEFAULT

         SECTION 6.1 Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                  (a) the Borrower shall fail to pay any principal of any Loan, interest or fees payable hereunder within two Business Days of the due date thereof, or shall fail to pay within two Business Days following notice from the Lender of demand therefor any other amount payable hereunder;

                  (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.5;

                  (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 14 days after notice thereof has been given to the Borrower by the Lender;

                  (d) any representation, warranty or certification made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

                  (e) the Borrower or any of its Controlled Persons shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable (after allowance for all applicable grace periods and except to the extent and only for so long as the obligation to pay such Material Debt is being contested in good faith by appropriate means by the obligor thereof); or any event or condition occurs that results in any Material Debt becoming due, or required to be prepaid, repurchased, redeemed or defeased, in each case prematurely, prior to its scheduled maturity;

                  (f) the Borrower or any Material Controlled Person shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors other than for reorganization, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;

                  (g) other than in respect of any Non-Recourse Indebtedness, an involuntary case or other proceeding shall be commenced against the Borrower or any Material Controlled Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, administrator, or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Controlled Person under the federal or other applicable bankruptcy laws as now or hereafter in effect;

                  (h) other than in respect of any Non-Recourse Indebtedness, an order of attachment, execution or other legal seizure is issued, levied or enforced on or against the Assets of the Borrower or a Material Controlled Person and is not discharged or stayed within 60 days; provided however, no Event of Default will occur under this clause (h), unless and until the aggregate amount of any judgment or Debt (whether of one or more Persons) in respect of which one or more of the events mentioned above in this clause (h) has occurred equals or exceeds $5,000,000 or its equivalent (as reasonably determined by the Lender);

                  (i) an event occurs which has a Material Adverse Effect and is not remedied within 14 days after notice thereof has been given to the Borrower by the Lender;

                  (j) if the Borrower or any Material Controlled Person (i) suspends generally payment of its debts; (ii) ceases or threatens to cease to carry on all or a material part of its business; or (iii) is or states that it is, or is deemed by applicable law to be, unable to pay its debts generally;

                  (k) the Borrower resolves to amend its constituent documents which if given effect will have a Material Adverse Effect;

                  (l) the Borrower passes a resolution to reduce its share capital which if given effect will have a Material Adverse Effect; or

                  (m) if all or any material provision of this Agreement constituting an obligation of the Borrower (i) does not have legal effect or ceases to have legal effect in accordance with its terms; or (ii) is or becomes void, voidable, illegal or unenforceable other than by reason of the application of equitable principles or laws regarding bankruptcy, insolvency, moratorium, receivership and the enforcement of creditors' rights generally;

then, and in every such event, the Lender may at its absolute discretion by notice to the Borrower (i) terminate the Commitment and it shall thereupon terminate, and (ii) declare the Loans (together with accrued interest thereon) and all other amounts owing hereunder to be, which shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in Section 6.1(f) or 6.1(g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, the Commitment shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

         SECTION 6.2 Notice of Default. The Lender shall give notice to the Borrower under Section 6.1(c) or Section 6.1(i) promptly upon being requested to do so by the Lender.

                                   ARTICLE 7

                            CHANGE IN CIRCUMSTANCES

         SECTION 7.1 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Lender to make, maintain or fund its Loans, the Lender shall forthwith give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make Loans shall be suspended. Before giving any notice to the Borrower pursuant to this Section, the Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Lender, be otherwise disadvantageous to the Lender.

         SECTION 7.2 Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or its Lending Office) with any request or directive of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (or its Lending Office) or shall impose on the Lender (or its Lending Office) any other condition affecting its Loans, its Note or its obligation to make Loans and the result of any of the foregoing is to increase the cost to the Lender (or its Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by the Lender (or its Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

                  (b) If the Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy), or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Lender as a consequence of the Lender's obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

                  (c) The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Lender, be otherwise disadvantageous to the Lender. A certificate of the Lender claiming compensation under this Section and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

                  (d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that the Lender notifies the Borrower of the event or circumstance giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor; provided further that, if the event or circumstance giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

         SECTION 7.3 Taxes. (a) For the purposes of this Section 7.3, the following terms have the following meanings:

                  "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding in the case of the Lender, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which the Lender is organized or in which its principal executive office is located or in which its Lending Office is located.

                  "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

                  (b) Any and all payments by the Borrower to or for the account of the Lender hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments,
(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this

Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Lender, at its address referred to in Section 8.1, the original or a certified copy of a receipt evidencing payment thereof.

                  (c) The Borrower agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that the Lender shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction without a right of further appeal. This indemnification shall be paid within 15 days after the Lender makes demand therefor.

                  (d) The Lender, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter if requested in writing by the Borrower (but only so long as the Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that the Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of the Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

                  (e) For any period with respect to which the Lender has failed to provide the Borrower or the Lender with the appropriate form pursuant to Section 7.3(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), the Lender shall not be entitled to indemnification under Section 7.3(b) or (c) with respect to Taxes imposed by the United States; provided that if the Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.


                                   ARTICLE 8

                                 MISCELLANEOUS

         SECTION 8.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof, or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified pursuant to this Section and confirmation of receipt is received, (ii) if given by mail, 10 Business Days after such communication is deposited with the postal service, certified or registered mail, first class if international, postage prepaid, addressed as aforesaid or
(iii) if given by any other means, when delivered at the address specified pursuant to this Section; provided that notices to the Lender under Article 2 or Article 7 shall not be effective until received.

         SECTION 8.2 Exercise of Rights. The Lender may exercise a right, power or remedy at its discretion and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by the Lender does not prevent any further exercise of that or an exercise of any other right, power or remedy. Failure by the Lender to exercise or delay in exercising a right, power or remedy does not prevent its exercise.

         SECTION 8.3 Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Lender, including reasonable fees and disbursements of counsel for the Lender, in connection with the preparation and documentation of this Agreement.

         SECTION 8.4 Right of Setoff. If (i) an Event of Default or Default shall have occurred and be continuing and the Lender shall have declared the Loans immediately due and payable pursuant to Article 6 or (ii) an Event of Default or a Default specified in Section 6.1(a) shall have occurred, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower then due and payable under this Agreement, whether by acceleration or otherwise, irrespective of whether or not the Lender shall have made any demand under this Agreement. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

         SECTION 8.5 Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

         SECTION 8.6 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 8.7 Time of the Essence. The parties hereto agree that time shall be of the essence with respect to payment of amounts due hereunder.

         SECTION 8.8 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Lender.

                  (b) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other financial institutions or Affiliates of the Lender (a "Participant") in all or a portion of the Lender's right and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 8.5 that affects such Participant.

                  (c) The Lender may at any time assign to one or more banks or other financial institutions or Affiliates of the Lender (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement in form and substance satisfactory to the Borrower, such Assignee and the Lender, with (and subject to) the written consent of the Borrower, which shall not be unreasonably withheld, and the Lender; provided that if an Assignee is an Affiliate of the Lender or was the Lender immediately prior to such assignment, no such consent shall be required. Upon execution and delivery of such instrument and payment by such Assignee to the Lender of an amount equal to the purchase price agreed between the Lender and such Assignee, such Assignee shall be the Lender party to this Agreement and shall have all the rights and obligations of the Lender with a Commitment as set forth in such instrument of assumption, and the Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the Lender and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Lender certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 7.3.

         SECTION 8.9 Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         SECTION 8.10 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Lender of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Lender in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

         SECTION 8.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 8.12 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents who are engaged in evaluating, approving, structuring or administering this Agreement, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender from a source other than the Borrower, which source is not bound by a confidentiality undertaking to the Borrower. For the purposes of this Section, "Information" means all information received from or on behalf of the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis, from a source not bound by a confidentiality undertaking to the Borrower, prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of

Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         SECTION 8.13 Certificates. A certificate by the Lender as to any amount payable to it under this Agreement or the Notes, and any other certificate, determination, notification or the like of the Lender provided for in this Agreement, shall be prima facie evidence of the amount stated therein at the date stated on the certificate in respect of such amount or if such date is not stated therein, the date of such certificate. Any such certificate as to any amount shall set out the basis of computation of that amount in reasonable detail but shall not be required to disclose any information reasonably considered to be confidential.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       DEY, INC.

                                       By /s/ Charles A. Rice
                                          ------------------------------------
                                          Name:  Charles A. Rice
                                          Title:  President and CEO

                                       Address: 2751 Napa Valley Corporate Drive
                                                Napa, CA, 94558
                                                United States of America

                                       Facsimile
                                       Transmission: 707-224-8916

                                       Attention: Chief Financial Officer

                                       MERCK KGaA

                                       By /s/ Jurgen Schupp
                                          ------------------------------------
                                          Name:  Jurgen Schupp
                                          Title:  Vice President/Group Treasurer


                                       By /s/ Wolfgang Welge
                                          ------------------------------------
                                          Name:  Wolfgang Welge
                                          Title:  Treasurer

                                       Address: Frankfurter Str. 250
                                                64271 Darmstadt
                                                Germany

                                       Facsimile
                                       Transmission: 49-61-5172-6570

                                       Attention: Group Treasurer

                                                                    EXHIBIT A

                              NOTICE OF BORROWING

                           [Letterhead of Dey, Inc.]

                                                                       [Date]

                   Re: Facility Agreement dated ______, 1998

Ladies and Gentlemen:

         Reference is made to the Facility Agreement dated ________, 1998 (the "Facility Agreement") between Dey, Inc., a Delaware corporation (the "Borrower") and Merck KGaA, a Kommanditgesellschaft auf Aktien organized under the laws of Germany (the "Lender"). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Facility Agreement.

         The Borrower hereby requests a Borrowing in accordance with Section
2.2 of the Facility Agreement to be advanced on ________ in the principal amount of _______ Dollars ($_________ ) with the applicable Interest Period being ________, subject to the provisions of the definition of "Interest Period" in Section 1.1 of the Facility Agreement. You are requested to advance such principal amount by [provide payment instructions including, if by wire transfer, the location of the Borrower's account, ABA number, account name, account number and reference number, as applicable].

         The Borrower hereby confirms the accuracy and completeness of each of its representations and warranties as set forth in the Facility Agreement and restates such representations and warranties in their entirety as of the date hereof.

         The Borrower hereby represents and warrants that the proceeds of the Loan to be made upon receipt of this Notice of Borrowing will be used for the Borrower's general working capital purposes.

                                          Yours truly,
                                          DEY, INC.

                                          By:
                                              ---------------------------------
                                              Name:
                                              Title:

                                                                     EXHIBIT B

                                PROMISSORY NOTE

$___,000,000                                              ______________, ____
                                                          New York, New York

         FOR VALUE RECEIVED, DEY, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to Merck KGaA (the "Lender"), or to its order, at [ADDRESS OF LENDER], the principal sum of __________ MILLION DOLLARS ($___,000,000) or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Facility Agreement (as defined below), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Facility Agreement and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Facility Agreement.

         The Lender is hereby authorized by the Borrower to endorse on the schedule attached to this Note (or any continuation thereof) the date such Loan is made, the interest rate and the duration of each Interest Period for such Loan made by the Lender to the Borrower under the Facility Agreement, and the amount of each payment or prepayment of principal of such Loan received by the Lender; provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower hereunder or under the Facility Agreement in respect of such Loan.

         This Note is one of the Notes referred to in, and is entitled to the benefits of, the Facility Agreement (as amended, modified, supplemented, restated, refunded, refinanced or renewed from time to time and in effect, the "Facility Agreement") dated as of __________________, 1998 between the Borrower and the Lender. Capitalized terms used in this Note have the respective meanings ascribed to them in the Facility Agreement.

         The Facility Agreement, among other things, contains provisions for accelerating the maturity hereof upon the happening of certain stated events. The Borrower may at its option prepay all or any part of the principal of this Note before maturity upon the terms provided in the Facility Agreement.


                                          DEY, INC.


                                          By:
                                             ----------------------------------

                                          Name:
                                               --------------------------------

                                          Title:
                                                -------------------------------

                          SCHEDULE TO PROMISSORY NOTE


                                             Duration of
Date       Loan             Interest Rate    Interest Period    Payments/Prepayments
----       ----             -------------    ---------------    --------------------

           (a) $                                                $

           (b) $                                                $

           (c) $                                                $



                                                                    EXHIBIT C

                     FORM OF OPINION OF COUDERT BROTHERS,
                       NEW YORK COUNSEL TO THE BORROWER

 August __, 1998


                 Facility Agreement dated as of _______, 1998


Dear Sirs:

       We have acted as New York counsel to Dey, Inc., a Delaware corporation (the "Borrower"), in connection with the loan facility being provided under the Facility Agreement dated as of ______, 1998 (the "Facility Agreement") between the Borrower and Merck KGaA, a Kommanditgesellschaft auf Aktien organized under the laws of Germany (the "Lender"), providing for, among other things, Loans to be advanced by the Lender to the Borrower in an aggregate principal amount not exceeding $220,000,000. Our opinion has been requested pursuant to Section 3.1(b) of the Facility Agreement. Except as otherwise defined in this opinion, capitalized terms used in this opinion shall have the meanings respectively ascribed to them in the Facility Agreement.

I.     Documents in respect of which this opinion is given

       In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents governed by New York law:

       (a)          the Facility Agreement; and

       (b) the Notes (collectively with the Facility Agreement hereinafter referred to as the "Loan Documents");

and such other instruments and documents, and we have made such other inquiries and investigations, as we have deemed necessary or appropriate for rendering the opinion set forth herein. In rendering this opinion we have also, with your permission, relied upon, among other things, a certificate of the Borrower dated on or about the date hereof, substantially in the form of Exhibit A hereto.

II.    General Assumptions

       In rendering this opinion, we have assumed:

       (a) the capacity, power and authority of each of the parties to the Loan Documents (other than the Borrower) to enter into, execute, deliver and perform their respective obligations under each of the Loan Documents;

       (b) that each party to the Loan Documents (other than the Borrower) has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and that, with respect to each party thereto other than the Borrower, the Loan Documents create legal, valid and binding obligations of the parties thereto;

       (c) that each party to the Loan Documents (other than the Borrower) is duly incorporated or organized and validly existing under the laws of its place of incorporation or organization;

       (d) the authenticity of all Loan Documents and other documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies or certified copies thereof;

       (e) the genuineness of all signatures and seals on all of the Loan Documents and other documents submitted to us, and that the Loan Documents and other documents which have been submitted to us have been duly executed by the persons authorized; and

       (f) that no resolution or power of attorney adopted or granted in connection with the execution, delivery or performance of any of the Loan Documents has been revoked, rescinded, amended or modified in any manner.

       Nothing has come to our attention that would lead us to conclude that reliance on any of the foregoing assumptions is not reasonable.

       In connection with any statement or qualification herein regarding our knowledge or lack of knowledge of any matter referred to herein, our investigation has been limited to (i) such inquiry as we have deemed necessary or appropriate of certain officers and directors of the Borrower and its representatives and of the attorneys within our firm who have devoted substantive attention to the representation of the Borrower in connection with this transaction or (ii) consideration or review as of a recent date of such applicable laws and regulations and such records of, or filings with, one or more governmental agencies or judicial forums as we have deemed necessary or appropriate, and we have not undertaken any further investigation or inquiry except as expressly stated herein.

III.   Opinion

       Based upon the foregoing examinations and assumptions, and subject to the other qualifications and limitations set forth herein, we are of the opinion that:

       (a) The Borrower is a corporation incorporated, validly existing and in good standing under the laws of the state of Delaware, and has all corporate powers to carry on its business as it is presently conducted.

       (b) The Borrower has all requisite corporate power to execute and deliver, and to perform its obligations and to incur liabilities under, the Loan Documents.

       (c) The Borrower has taken corporate action required on its part to authorize the execution, delivery and performance of the Loan Documents. The Facility Agreement, when duly executed and delivered by the Borrower, will constitute the legal, valid, and binding obligation of the Borrower and each Note, when executed and delivered in accordance with the terms of the Facility Agreement, will constitute a legal, valid and binding obligation of the Borrower.

       (d) The execution and delivery by the Borrower of, the performance and incurrence by the Borrower of its obligations and liabilities under, and the consummation by the Borrower of the other transactions contemplated by, the Loan Documents do not and will not (a) violate any provision of the certificate of incorporation or bylaws of the Borrower, (b) violate any provision of the Delaware General Corporation Law, (c) violate any law, rule or regulation of the United States of America or the State of New York applicable to the Borrower, or (d) to the best of our knowledge, result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument to which the Borrower is a party or by which it is bound or to which it is subject, or result in the creation or imposition of any Lien upon any property of the Borrower pursuant to the terms of any such agreement or instrument.

       (e) The choice of New York law to govern the Loan Documents would be recognized and upheld by courts of the State of New York and Federal courts located in the State of New York, and the submission by the

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

                    Borrower to the non-exclusive jurisdiction of those courts is valid and binding on the Borrower.

       The opinion expressed herein is subject to the following qualifications and limitations. We express no opinion as to the provisions of Sections 2.11(c) and Section 2.11(d) of the Facility Agreement.

       We are attorneys admitted to the Bar of the State of New York. The opinions set forth herein are limited to matters governed by the laws of the State of New York, without regard to the principles of conflicts of law thereunder, the Federal laws of the United States of America and the Delaware General Corporation Law, and we express no opinion as to any other laws.

       This opinion has been prepared solely for your use in connection with the execution and delivery of the Loan Documents and the transactions contemplated thereby and may not be otherwise used, published, quoted or otherwise referred to by you without our prior written consent, except that this opinion may be disclosed to any assignees or participants of the Lender under the Facility Agreement and under the circumstances contemplated by the Facility Agreement. This opinion may not be relied upon in any respect by you for any purpose other than in connection with the Loan Documents and the transactions contemplated thereby, or by any other persons for any purpose whatsoever, without our prior written consent. The opinion expressed herein is strictly limited to the law in effect as of the date hereof, is specific to the Loan Documents and the transactions contemplated thereby and should not be assumed to express general principles of law applicable to transactions of this kind. We disclaim any undertaking to inform you of any changes in law after the date hereof which might affect or modify the opinions expressed herein.

                                           Very truly yours,



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